Exhibit 3.2

AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT OF

PANORAMA REIT MERGER SUB, LLC

THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY OPERATING AGREEMENT (the “Agreement”) of Panaroma REIT Merger Sub, LLC (the “Company”), dated December 19, 2025, is entered into by Rithm Property Management LLC, a Delaware limited liability company (together with its successors and assigns, the “Member”).

RECITALS:

WHEREAS, the Company was originally formed as Panorama REIT Merger Sub, Inc., a Maryland corporation (the “Original Corporation”), on September 15, 2025 by the filing of articles of incorporation with the State Department of Assessments and Taxation of Maryland (the “SDAT”);

WHEREAS, on December 17, 2025, the Original Corporation filed articles of conversion with the SDAT, along with articles of organization, with the SDAT to convert the Original Corporation to a Maryland limited liability company pursuant to the provisions of Subtitle 9 of Title 3 and Subtitle 11 of Title 4A of the Corporations and Associations Article of the Annotated Code of Maryland. As a result of the conversion, the Company, for all purposes, continues as the same entity as the Original Corporation;

WHEREAS, Rithm Capital Corp., a Delaware corporation entered into a limited liability company agreement of the Company on December 17, 2025 (the “Original LLCA”);

WHEREAS, the Member desires to amend and restate the Original LLCA in its entirety by entering into this Agreement.

NOW, THEREFORE, the Member wishes to set out its rights, obligations and duties with respect to the Company and its business, management and operations.

ARTICLE 1

DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth below or in the section of this Agreement referred to below:

“Act” means the Maryland Limited Liability Company Act, as amended from time to time.

“Affiliate” as applied to any Person, means any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management (other than property management) and policies of that Person, whether through the ownership of voting securities, partnership interests or by contract or otherwise.

“Agreement” means this Limited Liability Company Operating Agreement of the Company, including all schedules and exhibits hereto, as it and they may be amended, restated or supplemented from time to time as herein provided.

“Articles” means, collectively, the articles of conversion and the articles of organization of the Company, each as filed with the SDAT on the date hereof.

“Available Cash” means the excess of (a) the cash and short-term investments of the Company over (b) any reserves established from time to time by the Board of Directors.

“Board of Directors” has the meaning ascribed to such term in Section 7.2(b).

“Bylaws” means the Bylaws of the Company attached as Exhibit A, as amended from time to time.

“Code” means the Internal Revenue Code of 1986, as amended. Each reference to the Code shall be deemed to include (a) any successor internal revenue law and (b) the Treasury Regulations.

“Company” means the limited liability company hereby established in accordance with this Agreement, as such limited liability company may from time to time be constituted.

“Company Interest” means the limited liability company interest of the Member in the Company, as expressed on Schedule A opposite the Member’s name.

“Director” has the meaning ascribed to such term in Section 7.2(b).

“Entity” means any partnership, corporation, joint venture, trust, limited liability company, business trust, cooperative, association or governmental unit.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any subsequent federal law of similar import.

“Fiscal Year” means the fiscal year of the Company which shall be the same as the taxable year of the Member. Each Fiscal Year shall commence on the day immediately following the last day of the immediately preceding Fiscal Year.

“Indemnitee” has the meaning ascribed to such term in Section 7.5(a)(2).

“Internal Company Claim” means a claim, including a claim brought by or in the right of the Company: (a) based on an alleged breach by a director, an officer, or a member of a duty owed to the Company or the members of the Company or a standard of conduct or duty applicable to directors; (b) arising under the Act; or (c) arising under the Articles, the Bylaws or this Agreement.

“Liquidating Transaction” has the meaning ascribed to such term in Section 6.2.

“Member” has the meaning ascribed to such term in the introductory paragraph of this Agreement.

“Person” means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such individual or Entity where the context so permits.

“SDAT” has the meaning ascribed to such term in the Recitals.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any subsequent federal law of similar import.

“Treasury Regulations” means the federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, as such Treasury Regulations may be amended from time to time (it being understood that all references herein to specific sections of the Treasury Regulations shall be deemed also to refer to any corresponding provisions of succeeding Treasury Regulations).

ARTICLE 2

FORMATION OF LIMITED LIABILITY COMPANY

2.1 Formation. The Company was formed as a Maryland corporation under and pursuant to the Maryland General Corporation Law on September 15, 2025 by the filing of articles of incorporation with the SDAT. On the date hereof, the Company was converted from a Maryland corporation to a Maryland limited liability company pursuant to the filing of the Articles with SDAT, continuing, for all purposes, as the same entity.

2.2 Company Name. The name of the Company shall be “Panorama REIT Merger Sub, LLC.” The business of the Company shall be conducted under such name or such other names as may from time to time be established by the Board of Directors.

2.3 The Articles, Etc. The filing of the Articles with the SDAT is hereby ratified and confirmed by the Member. The Company shall execute, file and record all such other certificates and documents, including amendments to the articles of organization of the Company, and cause to be done such other acts as may be necessary or appropriate to comply with all requirements for the formation, continuation and operation of a limited liability company, the ownership of property and the conduct of business under the laws of the State of Maryland and any other jurisdiction in which the Company may own property or conduct business.

2.4 Principal Business Office, Principal Office and Resident Agent. The principal business office of the Company is located at 799 Broadway, New York, New York 10003. The principal office of the Company in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent for service of process on the Company is CSC-Lawyers Incorporating Service Company whose address is 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The principal business office, the principal office and the resident agent of the Company may be changed from time to time by the Board of Directors and in accordance with the then applicable provisions of the Act and any other applicable laws.

2.5 Term of Company. The term of the Company commenced on the date of the initial filing of the articles of incorporation of the Original Corporation with the SDAT, continued following the Company’s conversion from a Maryland corporation to a Maryland limited liability company pursuant to filing of the Articles with SDAT and, for all purposes, shall continue until the Company is dissolved pursuant to the provisions of Section 8.1.

2.6 Purposes. The purpose for which the Company is formed is to engage in any lawful business or activity for which limited liability companies may be formed under the general laws of the State of Maryland as now or hereafter in force, and such activities as are necessary, incidental or appropriate in connection therewith.

2.7 Title to Property. All property owned by the Company shall be owned by the Company as an Entity and the Member shall not have any ownership interest in any Company property in its individual name or right, and the Company Interest shall be personal property for all purposes.

ARTICLE 3

CAPITALIZATION

The Member owns one hundred percent of the membership interest in the Company. The Member may make capital contributions to the Company in such amounts and at such times as the Member may deem appropriate.

Notwithstanding any other provision of this Agreement, at no time shall the Member be required to contribute additional capital to the Company.

ARTICLE 4

BOOKS AND RECORDS

The Company shall keep, or cause to be kept, complete and accurate books and records of account of the Company.

ARTICLE 5

ALLOCATIONS

The profit and loss of the Company for each Fiscal Year shall be allocated as prescribed by the Code.

ARTICLE 6

DISTRIBUTIONS

6.1 Distributions Other Than Proceeds of Any Liquidating Transaction. Subject to Section 6.2, Section 4A-503, Subtitle 5 of the Act and any other applicable laws, Available Cash shall be applied and distributed from time to time, as the Board of Directors shall determine, to the Member.

6.2 Proceeds of Any Liquidating Transaction. Upon the occurrence of any transaction (a “Liquidating Transaction”) involving the sale or other disposition of all or substantially all of the assets of the Company, all Available Cash resulting therefrom (or from any other source during the period of winding up of the Company) shall be applied first to the payment of any debts or liabilities of the Company to creditors (including, as applicable, the Member in its capacity as a creditor) or to the funding of reserves for debts or liabilities not then due and owing and for contingent liabilities to the extent deemed reasonable by the Board of Directors; and second to the Member. It is understood and agreed that all payments under this Section 6.2 shall be made as soon as reasonably practicable and in any event by the end of the Fiscal Year in which such Liquidating Transaction occurs or, if later, within ninety (90) days after the date of such Liquidating Transaction.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF THE

MEMBER; MANAGEMENT OF THE

COMPANY’S BUSINESS

7.1 Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and neither the Member nor any Director or officer of the Company shall be obligated personally for any such debt, obligation or liability of the Company by reason of being the Member, a Director or an officer of the Company. The Member shall not be required to lend any funds to the Company.

7.2 Management and Control.

(a) The Member, in its capacity as such: (i) shall not participate in the management or control of the business of, or transact any business for or on behalf of, the Company; (ii) shall have no voting rights, except as specifically provided in this Agreement; and (iii) shall have no power to sign for or bind the Company. The Member shall, however, have the approval rights expressly set forth elsewhere in this Agreement or specifically required by the Act.

(b) The business and affairs of the Company shall be conducted and managed by a board of managers (each such manager, a “Director”), which shall be called the “Board of Directors”. The initial number of Directors of the Company shall, as of the date hereof and until changed in accordance with the provisions of this Agreement, be fixed at one. The initial Directors shall, as of the date hereof and until changed in accordance with the provisions of this Agreement, be:

Philip Sivin

At any time during any year, the number of Directors may be increased or reduced, in each case by the Member or by a majority of the Directors in office at the time of such increase or decrease, although less than a quorum. Vacancies on the Board of Directors resulting from whatever cause shall be filled by the Member or by a majority of the Directors then in office, although less than a quorum. Directors shall serve until their successors are duly elected and qualified. Directors can be removed with or without cause by the Member at any time. Determinations made by the Board of Directors in connection with the conduct of the business of the Company shall be made in the manner provided in the Bylaws, unless otherwise provided herein. The Bylaws are hereby approved in all respects.

(c) Except as otherwise specifically provided in this Agreement, the Board of Directors shall have full authority and responsibility and exclusive and complete discretion to manage, control, operate and dispose of the business and assets of the Company for the purposes herein stated, shall make all decisions affecting the Company’s business and assets and shall have full, complete and exclusive discretion to take any and all actions that the Company is authorized to take and to make all decisions with respect thereto. The Board of Directors may appoint a President, one or more Vice Presidents, a Treasurer and a Secretary and such other officers as they shall deem appropriate, each of which may, to the extent provided by the Board of Directors, have the powers attendant to a similar officer of a Maryland corporation. Except as otherwise provided by the Act, no Director shall be personally liable for any of the debts, liabilities, obligations or contracts of the Company, nor shall any Director, in his or her capacity as such, be required to contribute or lend any funds to the Company.

(d) Subject to the express provisions of this Agreement, the Board of Directors shall have the authority to authorize any one or more of the Directors, officers, employees or agents of the Company to execute on behalf of the Company, as its authorized signatory, such agreements, contracts, instruments and other documents as it shall from time to time approve, such approval to be conclusively evidenced by the certification by any Director of a resolution adopted by the Board of Directors authorizing execution by such person of such document, including, without limitation: (i) checks, drafts, notes and other negotiable instruments; (ii) deeds of trust and assignments of rights; (iii) contracts for the sale of assets or contracts relating to consulting, advisory or management services, deeds, leases, assignments and bills of sale; and (iv) loan agreements, mortgages, security agreements, pledge agreements and financing statements. The signature of any such Director, officer, employee or agent of the Company on any such instrument, agreement, contract, lease, conveyance or document, or upon any check, draft, note or other negotiable instrument, shall be sufficient to bind the Company in respect thereof and shall conclusively evidence the authority of the Board of Directors with respect thereto, and no third person need look to the application of funds or authority to act or require the joinder or consent of any other party.

(e) No Director of the Company shall be liable to the Company or the Member for monetary damages for breach of fiduciary duty as a Director, except for: (i) any breach of the Director’s duty of loyalty to the Company or the Member; (ii) acts or failures to act not made in good faith or that involve intentional misconduct or knowing violations of law; or (iii) any transaction from which the Director derived an improper personal benefit. No amendment or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any Director of the Company for or with respect to any acts or omissions of such Director occurring prior to such amendment or repeal.

7.3 Evidence of Authority, Etc. Any Person dealing with the Company may rely on a certificate signed by any Director or any officer of the Company as to:

(a) the identity of the Member, the Directors or the officers, employees or agents of the Company;

(b) the existence or nonexistence of any fact or facts that constitute conditions precedent to acts by the Member, the Board of Directors, or any officer, employee or agent of the Company, or that are in any other manner germane to the affairs of the Company;

(c) the identity of any Person that is authorized to execute and deliver any instrument or document on behalf of the Company;

(d) the authenticity of a copy of this Agreement and amendments hereto;

(e) any act or failure to act by the Company or as to any other matter whatsoever involving the Company, the Member, or any Director, officer, employee or agent of the Company; and

(f) the authority of the Board of Directors or any officer, employee or agent of the Company or other Person to act on behalf of the Company.

7.4 Other Business, Etc.

(a) Any Director, the Member and any Affiliate thereof may engage in or possess an interest in other business ventures unconnected with the Company of every kind and description, independently or with others, and the Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

(b) Unless otherwise approved by the Company, no Person shall use any proprietary or confidential information owned by the Company other than for the benefit of the Company, whether or not such Person is and remains a Director, the Member or any Affiliate thereof.

7.5 Indemnification.

(a) Indemnification to the Extent Permitted by Law.

1) The Company shall, to the maximum extent permitted by Maryland law as in effect from time to time, subject to Section 7.5(a)(3), indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses (including legal fees) in advance of final disposition of a proceeding to, (i) any individual who is a present or former director of the Company and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity or (ii) any individual who, while a director of the Company and at the request of the Company, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding, by reason of his or her service in that capacity. The rights to indemnification and advance of expenses provided by the Articles and this Agreement shall vest immediately upon election of a director.

2) In addition to and not in limitation of the provisions of Section 7.5(a)(1), the Company may, with the approval of the Board of Directors, provide such indemnification and advancement of expenses to (i) an individual who served a predecessor of the Company in any of the capacities described in (1)(i) or (1)(ii) above, (ii) any officer, employee or agent of the Company or any of its subsidiaries or a predecessor of the Company or (iii) any officer, employee or agent who, at the request of the Company, serves or has served in any of the capacities described in (1)(ii) above. For purposes of this Section 7.5, each individual entitled to indemnification and advancement of expenses as set forth in Section 7.5(a)(1)(i) or (1)(ii), or, as set forth in this Section 7.5(a)(2) each individual the Company may, with the approval of the Board of Directors, provide with indemnification and advancement of expenses, is referred to as an “Indemnitee.”

3) Notwithstanding any other provision of this Section 7.5, Section 7.5(a)(1) shall not entitle an Indemnitee to indemnification for any judgments, penalties, fines and amounts paid in settlement in a proceeding described in Section 7.5(a)(1), in whole or in part, for an accounting of profits made from the purchase and sale (or sale and purchase) by the Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; provided, however, the Company shall pay expenses, as described Section 7.5(a)(1), incurred by the Indemnitee in connection with any such proceeding

4) Neither the amendment nor repeal of this Section 7.5, nor the adoption or amendment of any other provision of this Agreement or the Articles inconsistent with this Section 7.5, shall eliminate or reduce the protection afforded by this Section 7.5 with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

(b) Insurance. The Company shall have power to purchase and maintain insurance on behalf of any Indemnitee against any liability, whether or not the Company would have the power to indemnify him or her against such liability.

(c) Non-Exclusive Rights to Indemnify; Heirs and Personal Representatives. The indemnification and payment or reimbursement of expenses provided in this Agreement shall not be deemed exclusive of or limit in any way the rights to which any person seeking indemnification or reimbursement of expenses may become entitled to under any bylaw, regulation, insurance agreement or otherwise. The rights to indemnification set forth in this Section 7.5 are in addition to all rights which any Indemnitee may be entitled as a matter of law, and shall inure to the benefit of the heirs and personal representatives of each Indemnitee.

(d) No Limitation. In addition to any indemnification permitted by this Agreement, the Board of Directors shall, in its sole discretion, have the power to grant such indemnification as it deems in the interest of the Company to the full extent permitted by law. This Section 7.5 shall not limit the Company’s power to indemnify against liabilities not arising from a person’s serving the Company as a director, officer, employee or agent.

ARTICLE 8

TERMINATION

8.1 Dissolution.

(a) In accordance with Subtitle 9 of the Act, the Company shall be dissolved and the affairs of the Company wound up upon (i) a determination by the Member to dissolve the Company or (ii) the entry of a judicial decree of dissolution.

(b) Dissolution of the Company shall be effective on the day on which a determination by the Member to dissolve the Company occurs or the day on which a judicial decree of dissolution is entered, but the Company shall not terminate until the assets of the Company have been distributed as provided herein and a certificate of cancellation of the Company has been filed with the SDAT.

8.2 Application of Assets. In accordance with the Act, in the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 6.2.

ARTICLE 9

MISCELLANEOUS

9.1 Notices.

(a) Any and all notices, consents, offers, elections and other communications required or permitted under this Agreement shall be deemed adequately given only if in writing and the same shall be delivered either in hand or by mail or Federal Express or similar expedited commercial carrier, addressed to the recipient of the notice, postage prepaid and registered or certified with return receipt requested (if by mail), or with all freight charges prepaid (if by Federal Express or similar carrier).

(b) All notices, demands and requests to be sent hereunder shall be deemed to have been given for all purposes of this Agreement upon the date of receipt or refusal.

(c) All such notices, demands and requests given to the Member shall be addressed to the address set forth on Schedule A hereto or to such other United States address as the Member may have designated for itself by written notice to the Company in the manner herein prescribed, except that notices of change of address shall be effective only upon receipt.

9.2 Word Meanings. The words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural and the masculine gender shall include the feminine and neuter, and vice versa, unless the context otherwise requires.

9.3 Binding Provisions. The covenants and agreements contained herein shall be binding upon, and inure to the benefit of, the heirs, executors, administrators and legal representatives or successors and assigns, as the case may be, of the party hereto.

9.4 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Maryland. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provision of this Agreement shall control and take precedence.

9.5 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement.

9.7 Entire Agreement. This Agreement constitutes the entire understanding of the Member and the Company with respect to the transactions contemplated herein and supersedes all prior understandings or agreements in respect of such transactions.

9.8 Amendments. This Agreement shall not be amended except with the prior written consent of the Member. Any consent may be given subject to satisfaction of conditions stated therein.

9.9 Investment Representations. The Member understands that its Company Interest has not been registered under the Securities Act on the grounds that its acquisition of such Company Interest was exempt under Section 4(2) of the Securities Act as not involving a public offering, and that its Company Interest may not be transferred unless it has been registered under the Securities Act and state securities laws or an exemption from such registration is available.

9.10 Tax Principles. The Member acknowledges that as of the date hereof, the Company is a “disregarded entity” for federal income tax purposes pursuant to Sections 301.7701-2 and 301.7701-3 of the Treasury Regulations (and corresponding provisions of state income tax law). All provisions of the Articles and this Agreement are to be construed so as to preserve that tax status. After the date hereof, if the Company’s classification changes (e.g., through the admission of an additional member) and the Company is deemed to be a partnership for federal income tax purposes, this Agreement shall be amended accordingly to reflect the same.

ARTICLE 10

EXCLUSIVE FORUM FOR CERTAIN LITIGATION

10.1 Certain Claims. Unless the Company consents in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland (or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Northern Division) shall be the sole and exclusive forum for (a) any Internal Company Claim, (b) any derivative action or proceeding brought on behalf of the Company, (c) any action asserting a claim of breach of any duty owed by any director or officer or other employee of the Company to the Company or to the members of the Company, (d) any action asserting a claim against the Company or any director or officer or other employee of the Company arising pursuant to any provision of the Act, the Articles, the Bylaws, or this Agreement or (e) any other action asserting a claim against the Company or any director or officer or other employee of the Company that is governed by the internal affairs doctrine, and any member of the Company who commences such an action shall cooperate in a request that the action be assigned to such Circuit Court’s Business and Technology Case Management Program. This Section 10.1 of Article 10 does not apply to claims arising under the Securities Act, or the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.

10.2 Securities Act Claims. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act.

ARTICLE 11

CERTIFICATES; LEGEND

The membership interest in the Company issued may be issued in certificated or uncertificated form. The Company may issue a certificate representing and certifying the membership interest in the Company to the Member upon request in writing to the Company. The Company hereby irrevocably elects that all membership interests in the Company shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Maryland and each other applicable jurisdiction. Any certificate evidencing membership interests in the Company shall bear the following legend: “This certificate evidences an interest in Panorama REIT Merger Sub, LLC and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Maryland and, to the extent permitted by applicable law, each other applicable jurisdiction.” This provision shall not be amended, and any purported amendment to this provision shall not take effect, until all outstanding certificates have been submitted for cancellation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Agreement under seal as of the day and year first above written.

RITHM PROPERTY MANAGEMENT LLC

By:	/s/ Nicola Santoro, Jr.

Name: Nicola Santoro, Jr.
Title: Chief Financial Officer

[Signature Page to Panorama REIT Merger Sub, LLC Limited Liability Company Operating Agreement]

SCHEDULE A

Name and Address of the Member	Company Interest
Rithm Property Management LLC 799 Broadway, New York, NY 10003	100%

EXHIBIT A

BYLAWS OF THE COMPANY

BYLAWS

OF

PANORAMA REIT MERGER SUB, LLC

Dated: December 19, 2025

PANORAMA REIT MERGER SUB, LLC

BYLAWS

ARTICLE I

GENERAL

SECTION 1. Agreement. These Bylaws shall be subject to the Limited Liability Company Operating Agreement (as from time to time in effect, the “Agreement”) of Panorama REIT Merger Sub, LLC, a Maryland limited liability company (the “Company”). In the event of any inconsistency between the terms hereof and the terms of the Agreement, the terms of the Agreement shall control.

SECTION 2. Definitions. Capitalized terms used herein and not defined shall have the meanings ascribed to such terms in the Agreement.

ARTICLE II

MEETINGS OF THE MEMBER

SECTION 1. Place of Meeting. Meetings of the Member shall be held either within or without the State of Maryland at such place and at such times as the Board of Directors may fix from time to time.

SECTION 2. Quorum and Adjournments. Except as otherwise provided by law or by the Agreement, the presence of the Member, in person or by proxy, at any meeting of the Member shall be requisite and shall constitute a quorum.

SECTION 3. Consent of the Member in Lieu of Meeting. Unless otherwise restricted by the Agreement, any action that may be taken at any meeting of the Member of the Company may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, shall be signed by the Member and shall be delivered to the Company by delivery to its registered office in Maryland, to its principal place of business, or to an officer or agent of the Company having custody of the books in which proceedings of meetings of the Member are recorded. Delivery made to the Company’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of the Member.

ARTICLE III

DIRECTORS

SECTION 1. Number. The number of directors shall be as provided in the Agreement.

SECTION 2. Term of Office. Each director shall hold office until the next annual meeting of the Member and until his or her successor is duly elected and qualified or until his or her earlier death or resignation, subject to the right of the Member at any time to remove any director or directors as provided in Section 4 of this Article III.

SECTION 3. Vacancies. If any vacancy shall occur among the directors, or if the number of directors shall at any time be increased, the directors then in office, although less than a quorum, by a majority vote may fill the vacancies or newly-created directorships, or any such vacancies or newly-created directorships may be filled by the Member at any meeting.

SECTION 4. Removal by the Member. Except as otherwise provided by law, the Agreement or otherwise, the Member may remove any director or directors, with or without cause, and, in its discretion, elect a new director or directors in place thereof.

SECTION 5. Meetings. Meetings of the Board of Directors shall be held at such place, within or without the State of Maryland, as may from time to time be fixed by resolution of the Board of Directors or by the President, and as may be specified in the notice or waiver of notice of any meeting. Meetings may be held at any time upon the call of the President or any Director then in office by oral, telegraphic, telecopy or other form of electronic transmission, or written notice, duly served or sent or mailed to each director.

Meetings may be held at any time and place without notice if all the directors are present and do not object to the holding of such meeting for lack of proper notice or if those not present shall, in writing or by telecopy or other form of electronic transmission, waive notice thereof. A regular meeting of the Board may be held without notice immediately following the annual meeting of the Member at the place where such meeting is held. Regular meetings of the Board may also be held without notice at such time and place as shall from time to time be determined by resolution of the Board. Except as otherwise provided by law, the Agreement or otherwise, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors or any committee thereof need be specified in any written waiver of notice.

Members of the Board of Directors or any committee thereof may participate in a meeting of such Board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and participation in a meeting pursuant to the foregoing provisions shall constitute presence in person at the meeting.

SECTION 6. Votes. Except as otherwise provided by law, the Agreement or otherwise, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

SECTION 7. Quorum and Adjournment. Except as otherwise provided by law, the Agreement or otherwise, a majority of the directors shall constitute a quorum for the transaction of business. If at any meeting of the Board there shall be less than a quorum present, a majority of those present may adjourn the meeting from time to time without notice other than announcement of the adjournment at the meeting, and at such adjourned meeting at which a quorum is present any business may be transacted which might have been transacted at the meeting as originally noticed.

SECTION 8. Compensation. Directors may receive compensation for their services, as such, and for service on any committee of the Board of Directors, as fixed by resolution of the Board of Directors, and for expenses of attendance at each regular or special meeting of the Board or any committee thereof. Nothing in this Section shall be construed to preclude a director from serving the Company in any other capacity and receiving compensation therefor.

SECTION 9. Action By Consent of Directors. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee. Such consent shall be treated as a vote adopted at a meeting for all purposes. Such consents may be executed in one or more counterparts and not every Director or committee member need sign the same counterpart.

ARTICLE IV

OFFICERS

SECTION 1. Officers. The officers of the Company shall include a president, a treasurer and a secretary and may include a chief executive officer, a chief operating officer, a chief financial officer, one or more vice presidents, one or more assistant secretaries and one or more assistant treasurers who shall have such powers and duties as the Board of Directors shall deem necessary or desirable, consistent with the powers and duties of similar officers of a Maryland corporation. In addition, the Board of Directors may from time to time appoint such other officers with such powers and duties as they shall deem necessary or desirable. The officers of the Company shall be elected annually by the Board of Directors at its first meeting following the annual meeting of the Member (or at such other meeting as the Board of Directors determines), and each shall hold office for the term provided by the vote of the Board, except that each will be subject to removal from office in the discretion of the Board as provided herein. The powers and duties of more than one office may be exercised and performed by the same person.

SECTION 2. Vacancies. Any vacancy in any office may be filled for the unexpired portion of the term by the Board of Directors, at any regular or special meeting.

SECTION 3. Compensation. The Board of Directors shall fix the compensation of all officers of the Company. It may authorize any officer, upon whom the power of appointing subordinate officers may have been conferred, to fix the compensation of such subordinate officers.

SECTION 4. Removal. Any officer of the Company may be removed, with or without cause, by action of the Board of Directors.

SECTION 5. Bonds. The Board of Directors may require any officer of the Company to give a bond to the Company, conditional upon the faithful performance of his or her duties, with one or more sureties and in such amount as may be satisfactory to the Board of Directors.

ARTICLE V

EXECUTION OF DOCUMENTS

SECTION 1. Execution of Checks, Notes, Etc. All checks and drafts on the Company’s bank accounts and all bills of exchange and promissory notes, and all acceptances, obligations and other instruments for the payment of money, shall be signed by such officer or officers, or agent or agents, as shall be thereunto authorized from time to time by the Board of Directors, which may in its discretion authorize any such signatures to be delivered by facsimile.

SECTION 2. Execution of Contracts, Assignments, Etc. Unless the Board of Directors shall have otherwise provided generally or in a specific instance, all contracts, agreements, endorsements, assignments, transfers, or other instruments may be signed by any officer of the Company.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Company shall be as determined in the Agreement.

ARTICLE VII

AMENDMENTS

These Bylaws may be altered, amended, changed or repealed and new bylaws of the Company adopted by the Member or, to the extent provided in the Agreement, by the Board of Directors, in either case at any meeting called for that purpose at which a quorum shall be present. Any bylaw, whether made, altered, amended, changed or repealed by the Member or the Board of Directors, may be altered, amended, changed, repealed or reinstated, as the case may be, either by the Member or by the Board of Directors, as herein provided; except that this Article may be altered, amended, changed or repealed only by vote of the Member.